                                                                  EXHIBIT (a)(7)

For Release: Immediately

Parker Contacts:                            Wynn's Contacts:
Analysts:
Tim Pistell                                 Seymour A. Schlosser
Treasurer                                   Vice President - Finance and CFO
(216) 896-2130                              714/938-3707

News Media:
Lorrie Paul Crum                            James Carroll
Vice President, Corporate Communications    Chairman and CEO
216/896-2750                                714/938-3700
                                            615/444-0191

      Parker to Acquire Wynn's International in $497 Million Transaction

     Motion-Control System Strength Backed by Broader Offering of Sealing
                                 Technologies

CLEVELAND, OHIO and Orange, CA, USA: June 13, 2000 - Parker Hannifin Corporation (NYSE:PH) and Wynn's International, Inc. (NYSE: WN) today entered into an agreement for Parker to acquire Wynn's International in a cash tender offer with an enterprise value of approximately $497 million.

The agreement calls for shareholders of Wynn's to receive $23 cash for each share of Wynn's common stock owned. The offer constitutes a 70-percent premium over Wynn's recent 20-day trading average. Parker will assume approximately $59 million of Wynn's debt in the transaction, which is expected to close in late July, 2000.

Wynn's is a leading manufacturer of precision-engineered sealing media for the automotive market; heavy-duty trucks; industry and aerospace. Parker serves all of these markets, with particular strength in sealing technologies for commercial and industrial applications, such as telecommunications and petrochemicals.

Strategic Fit & Rationale
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The two companies' product lines complement one another in that Parker is well established in industrial markets, while Wynn's specializes in engineered-compound seals for mobile applications. In terms of balance, Wynn's strong position on the original-equipment side of the business also fits well with Parker's strength serving the maintenance, repair and overhaul market.

The acquisition will allow Parker to offer customers in the aerospace, marine and mobile markets more complete assemblies, including Wynn's sealing systems for on-board air conditioning, gas and fluid management. Wynn's customers will have access to a far greater range of motion and control technologies offered by Parker.

"This combination presents meaningful market share growth and cross-selling opportunities for both of our companies," said Parker Chairman and CEO Duane Collins. "In providing premium service to our customers, "system" is the watch word. Together, we'll have the system strength to offer our customers better engineering solutions and more efficient performance. All of that spells value for our customers, employees and shareholders."

With four other acquisitions already completed this year representing more than $700 million in first-year sales, Collins said this addition furthers the company's strategy to accelerate growth as the total-system supplier to industrial, mobile, commercial and aerospace markets. See Sidebar, At Parker,
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Putting the Planet in Motion Is All in a Day's Work.
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"We are very pleased to have reached this agreement with Parker," said James
Carroll, Chairman and CEO of Wynn's. "The combination of the two companies makes great strategic sense from a customer perspective. It is a good deal for our shareholders and should provide most of our employees with additional career opportunities within a large and very fine organization." Mr. Carroll noted that he has entered into an agreement to tender his shares as an indication of his support for the transaction.

Integration Planning
--------------------
Parker said it expects the transaction to be modestly accretive to the company's fiscal year 2001 earnings. Wynn's seal-business units would be managed as "bolt-on" additions to Parker Seal Group divisions. The company said it will need to learn more about the Wynn Oil unit, because it is outside Parker's core business.

Collins noted that Parker has acquired 45 businesses in the last six years, fueling new growth opportunities and profits. "We're a company of engineers. That might not seem as exciting as other technology drivers, but we love it, and we apply our engineering discipline to integrate new businesses. We're also true to our promise to build the businesses we buy, and we have great people who live by the Parker way: customer-oriented, focused and fair. These are the reasons we've consistently been able to achieve accretion."

The transaction is subject to normal regulatory review. Both companies expect to continue their quarterly dividend policies until the close of the transaction. Parker has increased its dividend for 43 consecutive years, while Wynn's has paid dividends for 25 consecutive years.

Morgan Stanley Dean Witter, which advised Parker, is acting as dealer manager, while JP Morgan acted as financial advisor to Wynn's.

Wynn's International, Inc. founded in 1939, is a worldwide leader in sealing products and technology, serving more than 1,000 customers with quality components and engineered compounds. Its core businesses include
Wynn's-Precision, Wynn Oil and recently acquired Goshen Rubber. Annualized first-quarter 2000 sales, including Goshen Rubber, are $573 million.

With annual sales of $6 billion, Parker Hannifin Corporation is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobil, industrial and aerospace markets. The company employs more than 40,000 people in 40 countries around the world. For more information, visit the company's web site at www.parker.com, or its investor information site at
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www.phstock.com.
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Forward-Looking Statements:
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, events or developments, including statements related to earnings accretion and synergies to be realized in the transaction, are forward-looking statements. It is possible that the company's future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as changes in: business relationships with and purchases by or from major customers or suppliers; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs which cannot be recovered in product pricing; global economic factors, including currency exchange rates and difficulties entering new markets; failure of the transaction to be consummated; ability to successfully integrate Wynn's business with Parker's; and factors noted in the companies' reports filed with the U.S. Securities and Exchange Commission (SEC).

All Wynn's stockholders should read the tender offer statement concerning the tender off that will be filed by Parker, and the solicitation/recommendation statement that will be filed by Wynn's with the SEC and mailed to stockholders. These statements will contain important information that stockholders should consider before making any decision regarding tendering their shares. Stockholders will be able to obtain these statements, as well as other filing containing information about Parker and Wynn's without charge at the SEC's Internet site at www.sec.gov. Copies of the tender offer and the
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solicitation/recommendation statements, when filed, and other SEC filings may be obtained without charge from Parker's Corporate Secretary, or at the company's investor information site, at www.phstock.com.
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